CERTIFICATE OF INCORPORATION
                             OF
                MANOR INVESTMENT FUNDS, INC.

FIRST:         The name of the corporation is Manor
Investment Funds, Inc.

SECOND:   The Fund acts as its own registered agent and the
address is c/o Daniel A. Morris, 113 West Chestnut Street,
West Chester, PA  19380.

THIRD:         The nature of the business, objectives and
purposes proposed to be transacted, promoted and carried on by the corporation is to do any and all of the things herein set forth, as fully and to the same extent as natural persons might or could do, and in any part, of the word, vis:

1. To purchase, become interested in, receive, own, hold invest and reinvest in, sell, negotiate, exchange, transfer, assign, mortgage, pledge, turn to account, realize upon, and otherwise acquire and dispose of securities of every kind, character and description, issued or created by, or secured upon the property, income or revenues, of individuals, associations, public and private corporations, in the United States of America, its agencies and instrumentalities, or any territory, state, county, city, town, district or other political subdivision, or any foreign government or any political subdivision thereof; and to acquire or become interested in any such securities by original subscription, underwriting, participation in syndicates, purchase, exchange, or otherwise. The term "securities," whenever used herein, shall, consistent with the context, and without limiting the generality of the foregoing, include shares of stock (preferred, common and debenture), scrip, purchase or subscription warrants or other rights, voting trust certificates, certificates of interest or participation in any profit sharing agreement, pre-organization certificates or subscriptions, fractional or undivided interest, ownership, or indebtedness, call or time loans, notes, acceptances, bills of exchange, commercial paper, bonds, debentures, mortgages, collateral trust certificates, and in general any interests or instruments commonly known as securities, or any certificate of interest or participation in, any temporary or interim certificate for, or receipt of, any of the foregoing, and any securities, negotiable on non-negotiable, secured or unsecured, and however described.

2. To exercise all rights, powers and privileges with reference to or incident to ownership, use and enjoyment of any of such securities, including, but without limitation, the right, power, and privilege to own, vote, hold, purchase, sell, negotiate, assign, exchange, transfer, mortgage, pledge or otherwise deal with, dispose of, use, exercise or enjoy any rights, title, interest, powers or privileges under or with reference to any of such securities; and to do any and all acts and things for the preservation, protection, improvement and enhancement in value of any of such securities, or designed to accomplish any such purpose.

3. To purchase or otherwise acquire, own, hold, sell, exchange, assign, transfer, mortgage, pledge or otherwise dispose of, property of all kinds, including, but without limitation, specie, money, and foreign exchange, to the extent permitted by law, except that the corporation shall not purchase, own or sell commodities or future contracts for the delivery of commodities.

4. To buy, sell, mortgage, encumber, hold, own, exchange, rent or otherwise acquire and dispose of, and to develop, improve, manage, subdivide, build, erect, construct, alter and maintain buildings, structures, and other improvements on real property of its own use for business offices exclusively and may acquire real estate as a result of the foreclosure of mortgages securing the payment of securities then owned by the corporation, or as a result of any reorganization or other readjustment in connection with any securities then owned by the corporation, or otherwise for the purpose of the proper administration of the investments of the corporation in securities. Nothing contained in this paragraph shall be construed to restrict the power of the corporation, subject to all other restrictions and limitations contained in this Certificate of Incorporation, to invest in securities, as defined in paragraph 1 of Article Third of the Certificate of Incorporation, whether or not any such security shall be deemed to be an interest in real estate.

5. To borrow or raise moneys for any of the purposes of the corporation, and from time to time, to draw, make, accept, endorse, execute and issue bonds, debentures, notes, drafts, acceptances, bills of exchange, warrants and other negotiable of non-negotiable instruments and evidences of indebtedness and other securities; and to secure the payment thereof and of the interest thereon by mortgage upon or Pledge of, or by conveyance or assignment in trust of, the whole or any part of the property and franchises if the corporation, real, personal, and mixed, tangible or intangible, and wheresoever situate, whether at the time owned or thereafter acquired, or thereafter acquired, and to issue, sell, negotiate, pledge, or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

6. To acquire all of any part of the good will, rights, property, and business of any individual, association or corporation; to pay for the same in cash or in shares of stock, bonds, notes or other obligations of the corporation, or otherwise. To hold, utilize, operate, reorganize, liquidate and in any manner dispose of the whole or any part of the good will, rights, property and business so acquired; to assume in connection therewith the whole or any part of the liabilities and obligations of any such person, association or corporation; and to conduct in any lawful manner the whole or any part of the business thus acquired.

7. To enter into, make, perform and carry out contracts and undertakings of every kind for any lawful purpose, without limit as to amount, with any individual, association or corporation.

8. To purchase, sell and transfer, re-acquire, hold, trade and deal in, the bonds, debentures and other securities of the corporation, from time to time, to such extent and in such manner and upon such terms as the Board of Directors shall, consistent with the prohibitions of this Certificate of Incorporation, determine; and to purchase and re-acquire, from time to time, the shares of its own capital stock; provided, however, that the corporation shall not have power to trade or deal in the shares of its own Common Stock.

9. To conduct its business and maintain offices both within and without the Commonwealth of Pennsylvania, and in all other states and territories and the District of Columbia, in all dependencies, colonies of possessions of the United States and any foreign countries, and places and to purchase or otherwise acquire, hold, possess, convey, transfer, or otherwise dispose of real and personal property in all thereof to the extent that the same may be permissible under their respective laws.

10. To carry out all or any part of the foregoing objects and purposes, and to exercise any and all of the foregoing rights and powers, and to do any and all of the foregoing acts and things, as principal, factor, agent, contractor or otherwise, either alone or through or in conjunction with, or jointly with, any individual, association or corporation.

11. In general to carry on any other business in connection with the foregoing, and to have and exercise any other lawful act concerning any and all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporate Law of 1988, as amended.

The foregoing clauses shall each be construed as purposes, objectives and powers, and it is hereby expressly provided that the foregoing enumeration of specified purposes, objectives and powers shall not be held to limit or restrict in any manner the powers of the corporation, and that they are in furtherance of, and in addition to, and not in limitation of, the general powers conferred upon the corporation by the laws of the Commonwealth of Pennsylvania or otherwise; nor shall the enumeration of one thing be deemed to exclude another, although it be of like nature, not expressed.

It is the intention that the purposes, objects and powers specified in the Article Third, and all subdivisions thereof, shall, except as otherwise expressly provided, in no wise be limited or restricted by reference to or inference from the terms of any other clause or subdivision of this Article Third, and that each of the purposes, objects and powers specified in this Article Third shall be regarded as independent purposes, objects and powers.

FOURTH:   The total number of shares which the corporation
shall have authority to issue is ten million (10,000,000) shares of stock, all of one class, with the par value of one tenth cent ($0.001) per share, to be known and designates as Common Stock.

The holders of the shares of Common Stock of the corporation shall have no preemptive tights to subscribe to further or additional shares of its Common Stock.

Without action or consent of the stockholders of the corporation, the Board of Directors shall have authority, subject to the provisions of this Certificate of Incorporation, to issue Common Stock of the corporation, or any part thereof, as may be fixed from time to time by the Board of Directors.

FIFTH:         The amount of capital with which the
corporation will commence business is One Thousand Dollars
($100,000.00).

SIXTH:         The name and place of residence of the
incorporator is as follows:
          NAME: Daniel A. Morris
          Residence: 304 Albermarle Grove, West Chester, PA
19380

SEVENTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized:

1. To make, alter and amend the By-Laws of the Corporation to fix the amount to be reserved as working capital over and above its capital stock paid in, and to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

2. Pursuant to the affirmative vote of the holders of at least a majority of the shares of the capital stock of the corporation issued and outstanding, given at a meeting of the stockholders duly called for that purpose, or when authorized by the written consent of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding, the Board of Directors shall have power and authority at any meeting to authorize the sale, lease or exchange of all the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as the Board of Directors may deem expedient and for the best interests of the corporation.

3. The corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by statute.

4. The Board of Directors shall have power generally to exercise all such powers and do all such acts and things as may be exercised of done by the corporation, subject, nevertheless, to the provisions of the statutes of the Commonwealth of Pennsylvania, and of this Certificate of Incorporation, including any amendments thereof, and of the By-Laws of the Corporation.

EIGHTH:        The following provisions are inserted for the
management of the business and for the conduct of the affairs of the corporation:

1. The Board of Directors shall have power to fix an initial offering price, not less than the par value thereof, at which the shares of the Common Stock of the corporation shall be offered for sale, and to distribute from time to time thereafter the offering price, not less than the par value thereof, of the shares of its Common Stock; provided, however, that no shares of the Common stock of the corporation shall be issued or sold for a consideration which shall be less than the net asset value of such shares, determined as hereinafter provided, except in the case of shares of such Common stock issued in payment of a dividend properly declared and payable.

The net asset value of the property and assets of the corporation shall be determined by or under the direction of the Board of Directors of the corporation, by deducting from the total appraised value of all the property and assets of the corporation, determined in the manner hereinafter provided, all debts, obligations and liabilities of the corporations including, but without limitation of the generality of any of the foregoing, any or all debts, obligations, liabilities or claims of any and every kind and nature, whether fixed, accrued, or unmatured, and any reserves or charges, determined in accordance with sound accounting practice, for any or all thereof, whether for taxes, including estimated taxes or unrealized book profits, expenses, contingencies or otherwise. In addition, should it become necessary to sell investments or other assets for moneys with which to redeem or repurchase shares, the Board of Directors, in their discretion may deduct from the net asset value as hereinabove calculated, a reasonable approximation of brokers' commissions, taxes, stock transfer fees and other costs which would be incurred in the sale of such investments and other assets.

In determining the total appraised value of all the property and assets of the corporation:

(a) The value of each security which is listed or traded on any National Securities Exchange shall be determined by the price of the last reported sale of such security on any such Exchange on the date of such determination, unless the price of such last reported sale when compared with the closing bid and ask quotations on such date shall be deemed by the corporation not to reflect the fair or reasonable value of such security, in which event the value of such security shall be determined in the same manner as in the case of unlisted securities. In case there shall have been no such sale on such date the value of such security shall be determined by the closing bid price on any such Exchange on such date, or, if there be no such closing bid price on such date, shall be determined in the same manner as in the case of unlisted securities. If any security shall be listed or traded in on more than one such Exchange the Board of Directors shall determine which of such Exchange affords the most representative market for such security, and quotations on the Exchange so selected shall be used in determining the value of such security. If any such Exchange so selected shall be closed on any such date, the value of securities listed or traded in on such Exchange shall be determined in the same manner as unlisted securities.

(b) The value of each security which shall not be listed or traded in on a National Securities Exchange shall be determined by any quotation or method approved by or pursuant to the direction of the Board of Directors.

(c) Dividends declared but not yet received and rights, in respect of securities which are quoted ex-dividend or ex-rights, shall be included in the value of such securities as determined by or pursuant to the direction of the Board of Directors on the date the particular securities are first quoted ex-dividend or ex-rights, and on each succeeding day until the said dividends or rights are received and become part of the assets of the corporation.

(d) The value of any other assets of the corporation, including restricted securities, (and any of the assets mentioned in paragraph (a), (b), or (c) in the event of a national financial emergency determined to be such by the Board of Directors, in their discretion), shall be determined in such manner as may be approved from time to time or pursuant to the direction of the Board of Directors.

The net asset value of each share of the Common stock of the corporation shall be determined by dividing the total net asset value of the property and assets of the corporation by the total number of shares of its Common stock then issued and outstanding, including any shares sold by the corporation up to and including the date as of which such net asset value is to be determined whether or not certificates therefore have actually been issued. In case the net asset value of each share so determined shall include a fraction of one cent, such net asset value of each share shall be adjusted to the nearest full cent.

2. The corporation shall redeem shares of its Common stock from its stockholders upon the presentation of a written request for redemption by any such stockholder to the corporation or its designated agent during business hours of any business day, provided, however, that such request for redemption must be accompanied by any stock certificates for such shares, if such have been issued, in form for transfer, together with such proof of the authenticity of signatures as may be reasonably required by, or pursuant to the direction of, the Board of Directors of the corporation.
The corporation will pay, therefore, the net asset value of the shares next calculated following the time at which the request is received by the corporation of its designated agent.

After receipt of any such request from a stockholder, the corporation shall mail to such stockholder a written confirmation of the redemption of such shares, which shall state the number of shares to be redeemed by the corporation, the time as of which the purchase price of such shares is to be determined, and the purchase price of such shares.

Payment for shares so redeemed by the corporation shall be made by check, except that the Board of Directors may adopt a special resolution (notice of which shall be given forthwith to all stockholders of the corporation in the manner provided in the By-Laws) authorizing, during such period of time as the Board may fix, payment for such shares by the delivery to the redeeming stockholder of corporate assets at a value equivalent to the redemption value of the shares, or, at the option of the corporation, by the payment to such stockholder of such equivalent value partly in cash and partly in other assets. The value of any part of such purchase price paid by the delivery of corporate assets shall be determined as provided in sub-paragraphs (a), (b),
(c) and (d) of Paragraph (1) of this Article Eighth. In order to avoid delivering securities in unreasonably small denominations (that is, less than 10 shares in the case of stocks and $1,000 principal amount in the case of bonds) the corporation may adjust any interest in any securities so to be delivered to any such stockholder to somewhat more or less than such stockholder's arithmetical proportion of such security, and may adjust fractional differences in cash or in other assets, and any such adjustment made by the corporation, in good faith, shall be binding upon such stockholder and upon all other stockholders of the corporation, past, present, or future.

Payment for shares of the Common stock of the corporation that are redeemed shall ordinarily be made by the corporation to the stockholder within seven days after the date upon which the request for redemption has been received by the corporation or its duly designated agent accompanied by the share certificates, duly endorsed for transfer in acceptable form if such have been issued.

The right of any holder of shares of the corporation to receive dividends thereon and all other rights of such shareholder with respect to the shares so redeemed by the corporation shall cease and determine from and after the time as of which the redemption price of such shares shall be fixed, as provided above, except the right of such shareholder to receive payment for such shares as provided for herein. Payment for shares so redeemed by the corporation, either in check or by delivery of corporate assets, as provided for above, shall be binding and effective, upon receipt and acceptance thereof by any stockholder whose shares shall be redeemed by the corporation, as a discharge and release, as of the time when the purchase price of such shares shall be fixed, as provided above, to the corporation, to the Board of Directors, and to all holders of other shares of the common stock of the corporation, past, present and future in respect of any liability hereunder, except for willful misfeasance, gross negligence or fraud.

NINTH:         Whenever a compromise or arrangement is
proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the Commonwealth of Pennsylvania may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver(s) or trustee(s) appointed for this corporation under the laws of the Commonwealth of Pennsylvania, order a meeting of the creditors or class of creditors, and/or of the stockholder or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH:    At any time and from time to time, any of the
provisions of the Certificate of Incorporation and any amendments thereto may be amended, altered or repealed, and other provisions authorized by the statutes of the Commonwealth of Pennsylvania, at the time in force, may be added or inserted in the manner at the time prescribed by such statutes, and all rights of any kind conferred upon stockholders of the corporation by its Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

          I, THE UNDERSIGNED, being the incorporator
hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the Commonwealth Of Pennsylvania, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand and seal this 13st day
of September, 1995, A.D.             .


___________________________________(SEAL)